Exhibit 4.3

SECOND SUPPLEMENTAL INDENTURE

between

SIXTH STREET LENDING PARTNERS

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee

6.500% NOTES DUE 2029

This SECOND SUPPLEMENTAL INDENTURE, dated as of June 17, 2024 (this “Second Supplemental Indenture”), among Sixth Street Lending Partners, a Delaware statutory trust (the “Company”), and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”). All capitalized terms used herein shall have the meaning set forth in the Base Indenture (as defined below) as supplemented by the First Supplemental Indenture (as defined below) unless otherwise defined herein.

W I T N E S S E T H:

WHEREAS, the Issuer and the Trustee are party to an Indenture, dated as of March 11, 2024 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of March 11, 2024 (the “First Supplemental Indenture”, and collectively with the Base Indenture and this Second Supplemental Indenture, the “Indenture”) to provide for the issuance by the Company from time to time of the Company’s unsecured debentures, notes or other evidences of indebtedness (the “Securities”), to be issued in one or more series as provided in the Base Indenture;

WHEREAS, pursuant to the Indenture, the Issuer initially issued $600.0 million aggregate principal amount of its 6.500% Notes due 2029 (the “Initial Notes”);

WHEREAS, Section 9.01(vii) of the Indenture provides that the Issuer may establish the form or terms of Securities of any series as permitted by Sections 2.01 and 3.01 therein;

WHEREAS, Section 1.01 of the First Supplemental Indenture provides that under a Board Resolution , Officers’ Certificate pursuant to Board Resolutions or an indenture supplement, the Issuer may, from time to time, without the consent of the Holders of Notes, issue Additional Notes having the same ranking and same interest rate, maturity, CUSIP number and other terms as the Initial Notes; provided such Additional Notes must either (i) be issued in a “qualified reopening” for U.S. Federal income tax purposes, with no more than a de minimis amount of original issue discount, or otherwise (ii) be part of the same issue as the Initial Notes;

WHEREAS, the Issuer wishes to issue an additional $150.0 million of its 6.500% Notes due 2029 as Additional Notes (as defined in the Indenture) under the Indenture (the “Additional Securities”);

WHEREAS, in connection with the issuance of the Additional Securities, the Issuer has duly authorized the execution and delivery of this Second Supplemental Indenture; and

WHEREAS, pursuant to Sections 2.01, 3.01 and 9.01 of the Indenture, the parties hereto are authorized to execute and deliver this Second Supplemental Indenture to amend the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:

1. Defined Terms. As used in this Second Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as so defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Second Supplemental Indenture refer to this Second Supplemental Indenture as a whole and not to any particular section hereof.

2. Additional Securities. As of the date hereof, the Issuer will issue the Additional Securities. The Additional Securities issued pursuant to this Second Supplemental Indenture constitute Additional Securities issued pursuant to Section 1.01 of the First Supplemental Indenture and shall be consolidated with and form a single class with the Initial Notes previously established pursuant to the Indenture. The Additional Securities shall have the same terms and conditions in all respects as the Initial Notes, except that the issue date of the Additional Securities shall be June 17, 2024, and the Additional Securities shall be subject to the Registration Rights Agreement, dated the date hereof, among the Issuer and BofA Securities, Inc., as representative of the initial purchasers. Subject to the foregoing, the Additional Securities shall be substantially in the form of Exhibit A to the First Supplemental Indenture.

3. Aggregate Principal Amount. The aggregate principal amount of the Additional Securities that may be authenticated and delivered pursuant to this Second Supplemental Indenture shall be $150.0 million.

4. Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE AND THE ADDITIONAL NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION. THIS SECOND SUPPLEMENTAL INDENTURE IS SUBJECT TO THE PROVISIONS OF THE TRUST INDENTURE ACT THAT ARE REQUIRED TO BE PART OF THE INDENTURE AND SHALL, TO THE EXTENT APPLICABLE, BE GOVERNED BY SUCH PROVISIONS. ALL OF THE PROVISIONS CONTAINED IN THE INDENTURE IN RESPECT TO THE RIGHTS, PRIVILEGES, IMMUNITIES, INDEMNITIES, PROTECTIONS, POWERS AND DUTIES OF THE TRUSTEE SHALL BE APPLICABLE IN RESPECT OF THIS SECOND SUPPLEMENTAL INDENTURE AS FULLY AND WITH LIKE EFFECT AS IF SET FORTH HEREIN IN FULL.

5. Ratification of Indenture; Second Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Second Supplemental Indenture or as to the accuracy of the recitals to this Second Supplemental Indenture.

6. Counterparts. The parties hereto may sign one or more copies of this Second Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

7. Headings. The section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

SIXTH STREET LENDING PARTNERS

By:	/s/ Ian Simmonds
Name: Ian Simmonds
Title: Chief Financial Officer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ James W. Hall
Name: James W. Hall
Title: Vice President

[Signature Pages to Second Supplemental Indenture]